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                                                                     EXHIBIT 2.2

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


        First Amendment, dated as of February 27, 1998, to the Agreement and Plan of Merger, dated as of December 29, 1997 (the "Merger Agreement"), between FP Bancorp, Inc. ("Company") and Zions Bancorporation ("Zions").

        WHEREAS, Company and Zions have agreed to amend the Merger Agreement to make certain modifications to certain provisions governing employee benefit matters;

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Amendment to the Merger Agreement. The last sentence of Section 6.13 of the Merger Agreement, which currently reads "In addition, Zions shall roll Company's existing 401(k) plan into Zions' 401(k) plan", is hereby amended to read "In addition, prior to the Effective Time, Company shall terminate its 401(k) plan, but former employees of Company who remain as employees of Zions shall be eligible to participate in Zions' 401(k) plan and may roll over their Company Common Stock and cash distributions resulting from the termination of Company's 401(k) plan into Zions' 401(k) plan."

        2. Miscellaneous. Except as expressly amended and modified hereby, the Merger Agreement is reaffirmed and remains in full force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment on the date first above written.

                                 FP BANCORP, INC.


                                 By:   /s/ Harvey Williamson
                                    -------------------------------
                                       Name:  Harvey Williamson
                                       Title: President

                                 ZIONS BANCORPORATION


                                 By: /s/ Dale Gibbons
                                    -------------------------------
                                       Dale Gibbons
                                       Chief Financial Officer